Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sanders Morris Harris Group Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-72325, 333-37326, and 333-99859) on Form S-8 and (Nos. 333-122973, 333-126672, 333-134448, 333-140506, and 333-155455) on Form S-3 of Sanders Morris Harris Group Inc. of our reports dated March 16, 2009, except as to note 1, which is as of December 10, 2009, and note 23, which is as of March 16, 2010, with respect to the consolidated statements of operations, changes in equity, and cash flows for the year ended December 31, 2008, which report appears in this annual report on Form 10-K of Sanders Morris Harris Group Inc.

/s/ KPMG LLP

Houston, Texas
March 16, 2011